Exhibit 99.5

Report of Independent Auditors

The Board of Managers and Members

Novo Oil & Gas Holdings, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the combined consolidated financial statements of Novo Oil & Gas Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related combined consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the combined consolidated financial statements.

In our opinion, the accompanying combined consolidated financial statements present fairly, in all material respects, the financial position of Novo Oil & Gas Holdings, LLC and its subsidiaries as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Novo Oil & Gas Holdings, LLC and its subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Novo Oil & Gas Holdings, LLC and its subsidiaries’ ability to continue as a going concern within one year after the date that the combined consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Novo Oil & Gas Holdings, LLC and its subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Novo Oil & Gas Holdings, LLC and its subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the combined consolidated financial statements as a whole. The accompanying Supplemental Schedules about Oil and Natural Gas Producing Properties are presented for purposes of additional analysis and is not a required part of the combined consolidated financial statements. Because of the significance of the matter described above, it is inappropriate to, and we do not, express an opinion on this supplementary information.

Dallas, Texas

March 31, 2023

Novo Oil & Gas Holdings, LLC

Combined Consolidated Balance Sheets

December 31, 2022 and 2021

	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,387,306	$17,005,132
Accounts receivable
Oil and gas sales	48,998,017	26,137,534
Joint interest owners	17,628,002	4,537,388
Related party	1,450	10,650
Commodity derivative asset, short term	37,692,443	—
Prepaid expenses and other assets	1,468,000	428,465

Total current assets	131,175,218	48,119,169
PROPERTY AND EQUIPMENT
Oil and gas properties, successful efforts method
Proved	1,083,345,141	587,486,686
Unproved	60,157,459	81,428,206
Right-of-use asset, net	149,570	—
Furniture, fixtures, and other	2,118,139	1,947,290
Inventory	405,777	271,401

Total property and equipment	1,146,176,086	671,133,583
Accumulated depletion, depreciation, and amortization	(213,914,619)	(111,182,929)

Property and equipment, net	932,261,467	559,950,654
OTHER ASSETS
Debt issuance costs, net	3,313,492	1,059,310
Commodity derivative asset, long term	2,474,020	—
Deposit	20,640	20,640

TOTAL ASSETS	$1,069,244,837	$609,149,773

See accompanying notes.

Novo Oil & Gas Holdings, LLC

Combined Consolidated Balance Sheets

December 31, 2022 and 2021

	2022	2021
LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$78,219,906	$45,147,136
Revenue payable	33,234,352	9,251,552
Accrued liabilities	5,959,428	1,120,378
Operating lease liabilities, current	149,570	—
Advances from joint interest partners	18,986	27,154,896
Commodity derivatives liability, current	5,062,877	9,517,796
Deferred midstream revenue, current	2,333,333	2,333,333

Total current liabilities	124,978,452	94,525,091
NON-CURRENT LIABILITIES
Revolving credit facility	250,000,000	10,000,000
Commodity derivative liability, long-term	4,904,914	3,441,119
Deferred midstream revenue, long-term	22,361,111	24,694,445
Asset retirement obligation	2,705,686	1,034,668

Total non-current liabilities	404,950,163	133,695,323
COMMITMENT AND CONTINGENCIES (Note 8)
MEMBERS’ EQUITY	664,294,674	475,454,450

TOTAL LIABILITIES & MEMBERS’ EQUITY	$1,069,244,837	$609,149,773

See accompanying notes.

Novo Oil & Gas Holdings, LLC

Combined Consolidated Statements of Operations

Years Ended December 31, 2022 and 2021

	2022	2021
REVENUES
Oil sales	$371,050,382	$109,828,955
Natural gas sales	153,414,695	55,289,349
Natural gas liquids sales	139,074,955	42,778,233

Total revenues	663,540,032	207,896,537
OPERATING COSTS AND EXPENSES
Lease operating	45,326,041	22,143,457
Production taxes	48,969,260	12,204,787
Exploration	807,751	571,809
General and administrative	8,641,209	6,173,678
Depletion, depreciation, and amortization	102,731,690	40,850,322
Accretion of discount on asset retirement obligations	118,987	71,287

Total operating costs and expenses	206,594,938	82,015,340

OPERATING INCOME	456,945,094	125,881,197
OTHER INCOME (EXPENSE)
Interest expense	(8,795,463)	(741,973)
Interest income	3,635	20,416
Loss on sale of O&G properties	(59,979)	(8,209,375)
Realized commodity derivative loss	(49,741,750)	(22,074,250)
Unrealized commodity derivative gain (loss)	39,416,737	(8,953,305)
Deferred midstream revenue	2,333,333	2,333,333
Other income	330,886	1,665,152

Total other expense	(16,512,601)	(35,960,002)

NET INCOME BEFORE TAXES	440,432,493	89,921,195
MARGIN TAX EXPENSE	402,624	—

NET INCOME	$440,029,869	$89,921,195

See accompanying notes.

Novo Oil & Gas Holdings, LLC

Combined Consolidated Statements of Changes in Members’ Equity

Years Ended December 31, 2022 and 2021

	Class A		Class B
	Units	Capital	Units	Capital	Total
BALANCES, January 1, 2022	3,092,175	$407,428,051	63,106	$5,608,727	$413,036,778
Distributions	—	(26,970,952)	—	(532,571)	(27,503,523)
Net income	—	88,122,771	—	1,798,424	89,921,195

BALANCES, December 31, 2022	3,092,175	468,579,870	63,106	6,874,580	475,454,450
Distributions	—	(246,165,853)	—	(5,023,792)	(251,189,645)
Net income	—	431,229,219	—	8,800,650	440,029,869

BALANCES, December 31, 2023	3,092,175	$653,643,236	63,106	$10,651,438	$664,294,674

See accompanying notes.

Novo Oil & Gas Holdings, LLC

Combined Consolidated Statements of Cash Flows

Years Ended December 31, 2022 and 2021

	2023	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$440,029,869	$89,921,195
Adjustments to reconcile net income to net cash from operating activities
Depletion, depreciation, and amortization	102,731,690	40,850,322
Deferred financing cost amortization	973,883	386,411
Accretion of discount on asset retirement obligations	118,987	71,287
Deferred midstream revenue	(2,333,333)	(2,333,333)
Unrealized (gain) loss on derivatives	(39,416,737)	8,953,305
Loss on sale of O&G properties	59,979	8,209,375
Change in working capital items
Accounts receivable	(35,941,896)	(10,444,786)
Prepaid expenses and other assets	(1,039,535)	520,611
Accounts payable	12,787,030	11,627,340
Advances from joint interest partners	(27,135,910)	27,154,202
Revenue payables	23,982,800	4,822,424
Accrued liabilities	(9,808,568)	1,117,751

Net cash from operating activities	465,008,259	180,856,104
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of derivative premiums	(3,740,850)	—
Additions to oil and gas properties	(438,402,651)	(142,805,526)
Additions to other property and equipment	(170,849)	(141,743)
Proceeds from sales of oil and gas properties	105,976	603,276

Net cash from investing activities	(442,208,374)	(142,343,993)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for deferred financing cost	(3,228,066)	(1,174,799)
Borrowings proceeds from credit agreement	240,000,000	10,000,000
Repayment on borrowings	—	(20,166,667)
Distribution to members	(251,189,645)	(27,503,523)

Net cash from financing activities	(14,417,711)	(38,844,989)
NET CHANGE IN CASH AND CASH EQUIVALENTS	8,382,174	(332,878)
CASH AND CASH EQUIVALENTS, beginning of year	17,005,132	17,338,010

CASH AND CASH EQUIVALENTS, end of year	$25,387,306	$17,005,132

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS
Change in accounts payable related to oil and gas properties	$32,983,698	$(1,294,668)

SUPPLEMENTAL DISCLOSURES OF CASH TRANSACTIONS
Cash paid for interest	$7,217,739	$281,395

Cash paid for margin tax	$138,625	$—

See accompanying notes.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

Organization – Novo Oil & Gas Holdings, LLC (Novo or the Company), was formed August 29, 2016, as a limited liability company under the laws of the state of Delaware. Its status as a limited liability company will have perpetual existence unless and until it is dissolved in accordance with the provisions of the Limited Liability Company Agreement (the Agreement). Except as otherwise expressly agreed in writing, members of Novo (the Members) are not personally liable for any obligations of the Company. Revenues and costs and expenses of Novo are allocated to the Members based upon the provisions of the Company’s Agreement.

The Company’s principal business is in oil and natural gas acquisition, exploration, development, and production. The Company’s operations are geographically concentrated in west Texas and southeast New Mexico.

As part of a corporate restructuring, in May 2021, Novo received 100% of Scala Energy Assets, LLC; Scala Energy Assets NM, LLC; Scala Energy Operating, LLC; Scala Energy Minerals, LLC; and Scala Energy, LLC (collectively, Scala Entities) from Scala Energy Holdings, LLC, a portfolio company of EnCap Energy Capital Fund X, L.P (Encap). The corporate restructuring represents a transaction from entities under common control due to common ownership by Encap. Accounting principles generally accepted in the United States of America (U.S. GAAP) requires retrospective combination of all of the entities for all of 2021 as if the corporate restructuring had been in effect for the entire period presented in these financial statements and related notes presented herein represent the combined consolidated results of operations and cash flows through December 31, 2021. There was no such transaction for the year ended December 31, 2022, and the entities were consolidated for the entirety of 2022.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Consolidation and basis of presentation – The accompanying audited combined consolidated financial statements have been prepared in accordance with U.S. GAAP. The accompanying combined consolidated financial statements include the accounts of the Company and its subsidiaries, which include the following:

•	Novo Oil & Gas, LLC

•	Novo Fee Mineral, LLC

•	Novo Oil and Gas Northern Delaware, LLC

•	Novo Oil & Gas Texas, LLC

•	Novo Minerals, LP

•	Scala Energy Assets, LLC

•	Scala Energy Assets NM, LLC

•	Scala Energy Operating, LLC

•	Scala Energy Minerals, LLC

•	Scala Energy, LLC

All significant intercompany balances and transactions have been eliminated in consolidation.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Cash and cash equivalents – Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments purchased with original maturities of three months or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Oil and natural gas property and equipment – The Company accounts for its oil and gas exploration and production activities using the successful efforts method of accounting. Under this method, costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells which find proved reserves, and to drill and equip development wells are capitalized. At December 31, 2022 and 2021, the Company had $93,087,551 and $74,645,064, respectively, in capitalized development costs that were pending determination of economic reserves. If the Company determines that the wells do not find proved reserves, the costs are charged to expense. The costs of unproved leasehold interests determined to be proved are transferred to proved oil and natural gas properties. Geological and geophysical costs, delay rentals, and costs to drill exploratory wells which do not find proved reserves are expensed as incurred.

Upon the sale or retirement of oil and gas properties, the cost and related accumulated depreciation, depletion, and amortization and impairment are eliminated from the accounts, and the resulting gain or loss is recognized. On the sale of an entire interest in an unproved property for cash or cash equivalents, gain or loss is recognized to the extent of the difference between the proceeds received and the net carrying value of the property. Proceeds from sales of partial interests in unproved properties are accounted for as a recovery of costs unless the proceeds exceed the entire cost of the property. During 2022, the Company sold certain oil and gas properties for $105,976 and recorded a loss on sale of oil and gas properties of $59,979. During 2021, the Company sold certain oil and gas properties for $603,276 and recorded a loss on sale of oil and gas properties of $8,209,375.

Oil and natural gas properties consisted of the following at December 31:

	2022	2021
Unproved mineral interests	$60,157,459	$81,428,206
Proved mineral interests	226,375,004	194,173,294
Wells and related equipment	857,375,914	393,584,792
Total oil and gas property and equipment	1,143,908,377	669,186,292
Accumulated depletion, depreciation, and amortization	(212,079,300)	(109,441,335)

Total oil and gas property and equipment, net	$931,829,077	$559,744,957

Depletion, depreciation, and amortization – Capitalized costs of proved oil and natural gas properties are depleted based on the unit-of-production method over total estimated proved reserves, and capitalized costs of wells and related equipment and facilities are depleted based on the unit-of-production method over estimated proved developed reserves. Gas is converted to equivalent barrels at the rate of six Mcf of gas to one barrel of oil equivalent. Capitalized drilling and equipment costs of producing oil and gas properties are amortized and charged to operations using the units-of-production method on a geological zone-by-zone basis based on estimated proved oil and gas reserves. Depletion, depreciation, and amortization expense for oil and natural gas properties amounted to $102,637,964 and $40,740,975 for the years ended December 31, 2022 and 2021, respectively.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

The costs attributable to interests in unproved leaseholds, which the Company expects to retain for development or exploration, are classified separately in oil and gas properties. The impairment assessment for unproved leaseholds is affected by factors such as the results of exploration and development activities, commodity price projections, remaining lease terms, and potential shifts in business strategy. There were no such impairments of unproved leaseholds during the years ended December 31, 2022 and 2021.

The Company assesses impairment of its proved oil and gas properties primarily on a geological location and interest type, based on an analysis of undiscounted net cash flows. If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then an impairment charge is recognized in income from operations equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows. There were no such impairments indicated during the years ended December 31, 2022 and 2021.

Other property and equipment – Other property and equipment consist primarily of office furniture and computer equipment, which are recorded at cost and are depreciated on the straight-line method over estimated useful lives of three to five years. Depreciation expense related to other property and equipment for the years ended December 31, 2022 and 2021 was $93,726 and $109,347, respectively.

Prepaid expenses and other – Prepaid expenses consist primarily of payments for insurance, rent, and various other items in the current year in exchange for services to be rendered in subsequent periods.

Income taxes – The Company is a nontaxable entity for U.S. federal income tax purposes with tax liabilities and/or benefits being passed on to its members. As such, no provision for federal income tax expense has been provided. Texas margin tax is assessed on a taxable margin apportioned to Texas. As the tax base for computing Texas margin tax is derived from an income-based measure, the Company has determined that the margin tax is an income tax. The Company has determined that the provision for Texas margin tax and the related deferred tax assets and liabilities were inconsequential as of December 31, 2022 and 2021, and for the years then ended.

Deferred income taxes represent the estimated future tax consequences of temporary differences, at enacted statutory rates, between the carrying amount of assets and liabilities in the Company’s financial statements and tax returns. The Company has reviewed its federal tax-exempt status, as well as other tax provisions, and determined no uncertain tax positions exist. No interest and penalties have been accrued or recorded.

Oil and gas operations

Accounts receivable – Oil and gas sales consist of crude oil and natural gas sales proceeds receivable from purchasers. Accounts receivable – joint interest owners consist of amounts due from joint interest partners for drilling, completion, and operating costs. Accounts receivable are due within 30 to 60 days of production. No interest is charged on past-due balances. Payments made on all accounts receivable are applied to the earliest unpaid items. Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects the estimate of the amount that may not be collectible. No such allowance was considered necessary at December 31, 2022 and 2021.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Undistributed revenues – Undistributed revenues represent amounts collected from purchasers for oil, natural gas liquids, and gas sales due to other revenue interest owners. Generally, the Company is required to remit amounts due under these liabilities within 60 days of the end of the month in which the related production occurred.

Production costs – Production costs, including lease operating expenses, production taxes, and gathering, transportation, and marketing costs, are expensed as incurred and included in operating costs and expenses on the combined consolidated statements of operations.

Advances from joint interest partners – Advances from joint interest partners consist of funds received from working interest owners by the Company to pay for their ownership share of future development of oil and gas properties.

Asset retirement obligations – Asset retirement obligations relate to future plugging and abandonment expenses on oil and gas properties. The Company records such obligations at fair value on the date incurred, using significant unobservable inputs, including estimates of current plugging and abandonment expenses, inflation rates, credit-adjusted, risk-free rates, and anticipated timing of cash flows. At least, annually, the Company reassesses the obligation to determine whether a change in estimated obligation is necessary. The Company evaluates whether there are indicators that suggest that estimated cash flows underlying the obligation have materially changed. Should those indicators suggest the estimated obligation has materially changed, the Company will update its assessment accordingly. As a result of the Company’s assessment in 2022, the estimated asset retirement obligation was increased by $636,756 due to a change in the plugging estimated cost. As a result of the Company’s assessment in 2021, the estimated asset retirement obligation was decreased by $406,901 due to a change in the plugging estimated cost. Given the unobservable nature of the inputs, the initial recognition of an asset retirement obligation is a non-recurring Level 3 fair value measurement.

The following table describes the changes in asset retirement obligation for the years ended December 31, 2022 and 2021:

	2022	2021
Asset retirement obligation, beginning of period	$1,034,668	$1,030,714
Liabilities incurred	915,276	380,822
Liabilities sold	—	(41,254)
Change of estimate	636,756	(406,901)
Accretion of discount	118,987	71,287

Asset retirement obligation, end of period	$2,705,687	$1,034,668

The use of estimates in preparing financial statements – In preparing financial statements, accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant assumptions are required in the estimates of proved crude oil and natural gas reserves and related estimates of the present value of future net revenues, asset retirement obligations, and valuation of commodity derivative contracts. It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Derivative financial instruments – The Company utilizes commodity derivative contracts to manage risks associated with exposure to fluctuations in commodity price for oil, natural gas, and natural gas liquids, which have historically been volatile. The Company’s derivative activities are conducted with major commercial institutions or investment banks. The Company believes these entities present minimal credit risks. The Company does not enter into derivatives for speculative purposes.

Settlements of gains and losses on derivative financial instruments have been realized monthly and reported as a component of other income and expense in the combined consolidated statements of operations and operating cash flows in the period realized.

The Company records all derivative instruments on the balance sheet at fair value. Changes in the derivative’s fair value are recognized in other income and expense in the combined consolidated statements of operations.

Financial instruments and fair value – The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, undistributed revenues, advances from joint partners, and accrued liabilities approximate fair values as of December 31, 2022 and 2021. The carrying values of our borrowings under the revolving credit facility approximate fair value, as these are subject to short-term floating interest rates that approximate the rates available to us for those periods. Derivative financial instruments are recorded at their fair values.

Financial assets and liabilities, which are recorded at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets of identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates, and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability and include situations where there is little, if any, market activity for the asset or liability. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the estimate of fair value of the assets or liabilities and their placement within the fair value hierarchy levels. The following table sets forth by level, within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2022 and 2021:

	December 31, 2022
	Level 1	Level 2	Level 3	Fair Value
Commodity derivative asset, current (Note 5)	$—	$37,692,443	$—	$37,692,443
Commodity derivative asset, long-term (Note 5)	—	2,474,020	—	2,474,020
Commodity derivative liability, current (Note 5)	—	(5,062,877)	—	(5,062,877)
Commodity derivative liability, long-term (Note 5)	—	(4,904,914)	—	(4,904,914)

Total	$—	$30,198,672	$—	$30,198,672

	December 31, 2021
	Level 1	Level 2	Level 3	Fair Value
Commodity derivative liability, current (Note 5)	$—	$(9,517,796)	$—	$(9,517,796)
Commodity derivative liability, long-term (Note 5)	—	(3,441,119)	—	(3,441,119)

Total	$—	$(12,958,915)	$—	$(12,958,915)

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

The fair value of the commodity derivatives is valued using Level 2 fair value methodologies. The Partnership is able to value the assets and liabilities based on observable market data for similar instruments. This observable data includes the forward curve for commodity prices based on quoted market prices. Assets and liabilities accounted for at fair value on non-recurring basis in accordance with Level 3 of the fair value hierarchy include the potential impairment of oil and gas properties.

Concentration of credit risk – Three customers accounted for 77% of the Company’s oil and natural gas sales for the year ended December 31, 2022. At December 31, 2021, 72% of the Company’s oil and natural gas sales related to three customers. The Company does not believe that the loss of these purchasers would have a material adverse effect on the Company’s results of operations or cash flows as it believes it could readily locate other purchasers.

The Company’s financial condition, results of operations, and capital resources are highly dependent upon the prevailing market prices of, and supply and demand for, crude oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond the Company’s control. These factors include the level of global and regional supply and demand for the petroleum products, the establishment of and compliance with production quotas by oil exporting countries, weather conditions, the price and availability of alternative fuels, and overall economic conditions, both foreign and domestic. The Company cannot predict future oil and natural gas prices with any degree of certainty.

Sustained weakness in oil and natural gas prices may adversely affect the financial condition and results of operations and may also reduce the amount of net oil and natural gas reserves the Company can produce economically. Similarly, any improvement in oil and natural gas prices can have a favorable impact on the Company’s financial condition, results of operations, and capital resources.

Newly adopted accounting pronouncements – In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which, together with its related clarifying ASUs (collectively, Accounting Standards Codification 842 or ASC 842), amended the previous guidance for lease accounting and related disclosure requirements. The new guidance requires the recognition of right-of-use (ROU) assets and lease liabilities on the combined consolidated balance sheets for lease with terms greater than 12 months or leases that contain a purchase option that is reasonably certain to be exercised. Lessees are required to classify leases as either finance or operating leases, which will determine whether lease expense is recognized based on an effective interest method or a straight-line basis over the term of the lease. For leases with a term of 12 months or less, a lessee can make an accounting policy election by class of underlying asset to not recognize an asset and corresponding liability. Lessees are also required to provide additional qualitative and quantitative disclosures regarding the amount, timing, and uncertainty of cash flows arising from leases. Effective January 1, 2022, the Company adopted ASC 842 using the modified retrospective method, meaning it has been applied to leases that existed or have been entered into on or after January 1, 2022. See Note 9 Leases for further discussion of the adoption and the impact on the Company’s combined consolidated financial statements.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Note 2 – Revenue Recognition

Oil revenues – The Company sells oil production to customers at the Company’s lease locations or other contractually defined delivery locations. Revenue is recognized when control transfers to the customer upon delivery to the contractually agreed-upon delivery point at which the customer takes custody, title, and risk of loss of the product. Revenue is recorded based on contract pricing terms, which reflect prevailing market prices, net of any contractual pricing differentials. Oil revenues are recognized during the month in which control transfers to the customer, and it is probable the Company will collect the consideration it is entitled to receive. Proceeds from oil sales are generally received within one month after the month in which a sale has occurred.

Natural gas liquids (NGLs) and gas sales – The Company sells the majority of its natural gas and NGLs to midstream customers at the inlet of the midstream entity’s gathering system or other contractual delivery point. The midstream entity gathers, processes, and remits proceeds to the Company for the resulting sale of NGLs and residue gas. Under these arrangements, the midstream customers obtain control of the unprocessed gas stream at the inlet of the gathering system or other contractual delivery point, and revenues from each sale are determined using contractually agreed pricing formulas which contain multiple components. Pricing formulas for sales of gas and NGLs to midstream entities include the volume and BTU content of the gas and liquid products sold, and the midstream customer’s proceeds from the sale of residue gas and NGLs at secondary downstream markets. The Company has concluded that the midstream entities are the customer, and revenues are recognized net of pricing adjustments applied by the midstream customer during the month in which control transfers to the customer at the delivery point, and it is probable the Company will collect the consideration it is entitled to receive. Natural gas sales proceeds are generally received within one month after the month in which a sale has occurred.

Non-operated oil, gas, and NGLs revenue – The Company’s proportionate share of production from properties operated by unrelated third parties is generally marketed at the discretion of the third-party operators. For these properties, the Company receives a net payment from the operator representing its proportionate share of sales proceeds, which is net of costs incurred by the operator, if any. Such non-operator revenues are recognized at the net amount of proceeds to be received by the Company during the month in which production occurs, and it is probable the Company will collect the consideration it is entitled to receive. Proceeds are generally received by the Company within two to three months after the month in which production occurs.

Deferred upfront proceeds recognition – During 2018, the Company received upfront proceeds of $35,000,000 for entering into an agreement in which the Company provided acreage dedications to a midstream service provider for gathering, processing, transportation, and the sale and marketing of hydrocarbons (Midstream Proceeds Agreement).

The Company ratably recognized upfront proceeds over the 15-year term of the agreement. For the years ending December 31, 2022 and 2021, the Company recognized $2,333,333 in upfront proceeds related to the Midstream Proceeds Agreement, which has been included in other income and expense in the combined consolidated statements of operations.

At December 31, 2022 and 2021, the Company had $2,333,333 recorded as deferred upfront proceeds, current and $22,361,111 and $24,694,445 recorded as deferred upfront proceeds, non-current, respectively, in the combined consolidated balance sheets.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Note 3 – Acquisitions

On May 7, 2021, through the issuance of additional membership interests, Novo completed the acquisition of 100% of the outstanding membership interests in the Scala Entities. All entities involved in the acquisition are under common control and the net assets were recorded using the historical book value of the Scala Entities at the date of the acquisition. The excess historical book value acquired is treated as an equity transaction. The following table summarizes the assets, liabilities, and excess historical book value amounts related to the acquisition:

Historical book value of assets acquired
Cash and cash equivalents	$3,599,671
Accounts receivable	16,653,399
Prepaid expenses and other assets	37,465
Commodity derivative assets	365,197
Oil and gas properties, net	202,007,510
Other property and equipment, net	39,923

Total historical book value of assets acquired	222,703,165

Historical book value of liabilities acquired
Accounts payable	1,936,794
Accrued liabilities	4,507,893
Revenue payable	4,063,004
Commodity derivative liabilities	4,370,806
Deferred revenue	29,361,111
Long-term debt, net	19,895,745
Asset retirement obligation	949,890

Total historical book value of liabilities acquired	65,085,243

Excess historical book value
Contributed capital	$157,617,922

ASC Section 805-50 addresses accounting for common control transactions. The acquisitions represent acquisitions of entities under common control. The combined consolidated financial statements of the Company report the operations for the year ended December 31, 2021, as though the combination of the Scala Entities had always been in effect. The following table summarizes the revenues and expenses included in the Company’s combined consolidated statements of operations from the acquisitions:

Revenues	$69,352,097
Operating costs and expenses	(29,241,017)
Other expense, net	(6,801,445)

Net income (loss)	$33,309,635

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Note 4 – Employee Benefit Plan

In November 2016, the Company established a 401(k) retirement plan for all employees. The Company matches employee contributions 100%, up to the 4% of each employee’s gross wages, limited to eligible compensation. Contributions made by the Company totaled $140,915 and $111,322 for the years ended December 31, 2022 and 2021, respectively. Additionally, the Company awarded discretionary 401(k) bonus contributions of $341,878 and $247,012 and for the years ended December 31, 2022 and 2021, respectively.

Note 5 – Derivatives

The following is a summary of the Company’s crude oil and natural gas commodity derivatives at December 31, 2022 and 2021. Oil derivative volumes are measured in barrels of oil (BBls) and natural gas volumes are measured in million British Thermal Units (MMBTU).

December 31, 2022
Period	Instrument	Commodity	Total Volumes	Floor	Ceiling	Fair Value
Jan 2023 - June 2023	Swap	WTI	269,000	$88.28	$—	$2,929,647
Mar 2023 - Dec 2023	Swap	WTI	132,000	$79.95	$—	$561,159
Jan 2023 - Dec 2023	Swap	WTI	1,450,500	$77.69	$—	$10,971,675
Jan 2023 - Dec 2024	Swap	WTI	720,000	$71.35	$—	$995,685
Jan 2024 - June 2024	Swap	WTI	293,000	$83.72	$—	$4,148,064
Jan 2024 - Dec 2024	Swap	WTI	173,000	$74.08	$—	$439,263
Jan 2024 - Mar 2024	Swap	NG	450,000	$5.46	$—	$267,088
April 2023 - Dec 2025	Swap	NG	5,755,000	$4.71	$—	$2,601,513
Jan 2023 - June 2023	Collar	WTI	312,000	$52.00	$64.00	$(5,710,198)
Jan 2023 - Feb 2023	Put	WTI	248,000	$82.00	$—	$1,177,575
Jan 2023 - Mar 2023	Collar	NG	5,403,000	$3.50	$13.25	$10,361,734
Jan 2023 - June 2023	Collar	NG	2,030,000	$2.40	$3.44	$(2,147,840)
April 2023 - Oct 2023	Collar	NG	3,940,000	$4.00	$6.20	$1,865,012
April 2023 - June 2024	Collar	NG	2,870,000	$4.00	$6.42	$1,178,925
Nov 2023 - June 2024	Collar	NG	4,110,000	$4.00	$6.43	$962,269
Jan 2024 - Mar 2024	Collar	NG	1,800,000	$4.00	$10.00	$138,790
April 2023 - Dec 2025	Collar	NG	5,755,000	$4.00	$5.75	$1,721,172

Period	Instrument	Commodity	Total Volumes	Price		Fair Value
Jan 2023	Basis Swap	NG	1,085,000	$(0.22)		$(232,344)
Jan 2023 - Mar 2023	Basis Swap	NG	135,000	$(0.79)		56,934
Jan 2023 - Mar 2023	Basis Swap	NG	518,000	$(1.34)		(88,865)
Jan 2023 - Mar 2023	Basis Swap	NG	1,493,250	$(1.05)		191,878
Jan 2023 - Mar 2023	Basis Swap	NG	1,430,000	$(1.36)		(314,944)
Jan 2023 - Mar 2023	Basis Swap	NG	876,750	$(1.07)		97,682
Jan 2023 - Dec 2025	Basis Swap	NG	9,309,625	$(2.14)		(1,377,479)
Jan 2023 - Dec 2025	Basis Swap	NG	9,309,625	$(2.05)		(580,274)
Jan 2023 - June 2023	Basis Swap	WTI	312,000	$0.45		(15,448)

Total						$30,198,672

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

December 31, 2021
Period	Instrument	Commodity	Total Volumes	Floor	Ceiling	Fair Value
Jan 2022 - Dec 2022	Swap	WTI	96,000	$60.77	$—	$(1,125,600)
Jan 2022 - Dec 2022	Collar	WTI	514,000	$58.43	$64.86	(4,413,865)
Jan 2022 - June 2023	Collar	WTI	312,000	$54.34	$62.18	(2,379,049)
Jan 2022 - Dec 2022	Collar	NG	6,928,000	$2.62	$3.18	(3,978,331)
Jan 2022 - June 2023	Collar	NG	2,030,000	$2.48	$3.21	(1,062,070)

Total						$(12,958,915)

The Company realized a commodity derivative loss of $49,741,750 and $22,074,250 as of December 31, 2022 and 2021, respectively. Because the Company does not apply hedge accounting treatment to its derivative contracts, the changes in fair value of these contracts are recognized in income in the period of change. The Company recorded an unrealized gain of $39,416,737 as of December 31, 2022 and an unrealized loss of $8,953,305 as of December 31, 2021, from changes in fair market value. Unrealized gains and losses, at fair value, are recorded on the Company’s combined consolidated balance sheets as current or non-current asset and liabilities based on the anticipated timing of settlements under the related contracts, under the caption “commodity derivatives.”

Note 6 – Revolving Credit Facility

On June 20, 2018, Scala Energy Holdings, LLC and Subsidiaries entered into a $750,000,000 credit facility. The credit facility was extinguished at the time of the restructure and the full outstanding balance of $20,166,667, plus accrued interest of $14,509 was paid off.

On July 13, 2021, the Company entered into a senior secured revolving credit facility with a bank with a maximum commitment of $500,000,000 and with an initial borrowing base of $95,000,000. The revolving credit facility has semi-annual borrowing base redeterminations on May 1 and November 1 each year commencing on November 1, 2021. On May 20, 2022, the borrowing base was increased to $125,000,000 and on September 20, 2022, the borrowing base increased to $400,000,000. As of December 31, 2022, the Company had $250,000,000 of outstanding borrowings out of a borrowing base of $400,000,000. The Company pledged substantially all of its oil and gas properties and other assets as collateral to secure amounts outstanding under the revolving credit facility.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Interest on the revolving credit facility is either (i) Base Rate, plus a margin between 2% and 3% or (ii) the adjusted London Inter-Bank Offered Rate (LIBOR), plus a margin between 3% and 4%. The annual commitment fee on the unused portion of the revolving credit facility is between 0.375% to 0.50%. At December 31, 2022 and 2021, the interest rate on the revolving credit facility was 6.95% and 3.50%, respectively. The revolving credit facility contains representations, warranties, covenants, conditions, and defaults customary for transactions of this type, including but not limited to (i) limitations on liens and incurrence of debt covenants; (ii) limitations on the sale of property, mergers, consolidations, and other similar transactions covenants; (iii) limitations on investments, loans and advances covenants; and (iv) limitations on dividends, distributions, redemptions, and restricted payments covenants. The revolving credit facility also contains financial covenants requiring the Company to comply with a consolidated leverage ratio, as of the last day of any fiscal quarter commencing June 30, 2021, to be greater than 3.25 to 1.0 and a current ratio, as of the last day of any fiscal quarter commencing June 30, 2021, to not be less than 1.0 to 1.0. Novo was in compliance with terms and covenants of the revolving credit facility as of December 31, 2022.

Note 7 – Members’ Equity

At the inception of the Company, the Company authorized three classes of membership interests consisting of Class A units, Class B units, and Class C units. These membership interests are differentiated by ownership, voting rights, capital contribution requirements, and payout treatment. Income and loss allocations and dividend distributions are payable first to Class A Members and Class B Members in proportion to their aggregate capital contributions until they have received an amount equal to their aggregate capital contribution, plus a return on those capital contributions. Any remaining income or distributions are made in accordance with the Agreement of the Company. There have been $251,189,645 and $27,503,523 in distributions through December 31, 2022 and 2021, respectively. On May 29, 2019, the Company amended the LLC and Unit Purchase Agreements, which increased Encap’s equity commitment from $196,000,000 to $294,000,000 and management’s equity commitment from $4,000,000 to $6,000,000 and increased Class A units from 1,960,000 to 2,940,000 and Class B units from 40,000 to 60,000, respectively.

On May 7, 2021, Novo issued 250,000 Series A units to Encap in exchange for 100% of the membership interests in the Scala Entities. Additionally, Novo entered into the 2nd amendment of its LLC agreement, which increased Encap’s commitment amount from $294,000,000 to $417,000,000 and increased Class A units from 2,940,000 to 4,170,000. At this time, management also contributed an additional $510,204 for 5,102 Class B units.

As of December 31, 2022 and 2021, 4,170,175 Class A units, 80,000 Class B units, and 100,000 Class C units were authorized. The Class A and Class B units are authorized to be issued at $100 per unit. Class C units are non-voting units and to date have been granted to certain members of management. Founding management members’ units have a vesting period of four years from the grant date, and other Class C unit holders fully vest immediately prior to the consummation of a transaction that will result in an exit event. In all cases, the Class C unit grants were determined to have a minimal value on grant date. At December 31, 2022 and 2021, the Company had issued 3,092,175 Class A units, 63,106 Class B units, and 100,000 Class C units.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Note 8 – Commitments and Contingencies

As of December 31, 2022 and 2021, the Company was a party to a noncancelable lease for office space in Oklahoma City, Oklahoma, which expired on July 31, 2022. Rent expense for the year ended December 31, 2021, was approximately $242,986. For the year 2022, under ASC 840, the approximate future minimum lease payment under the lease is approximately $144,480.

Due to the nature of the oil and natural gas business, the Company is exposed to possible environmental risks. The Company has implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. The Company has historically not experienced any significant environmental liability and is not aware of any potential material environmental issues or claims that existed at December 31, 2022 and 2021.

During March and April of 2022, the Company entered into two drilling agreements with third party providers for a one-year period which included early termination penalties.

Note 9 – Leases

On January 1, 2022, the Company adopted ASU 2016-02, which requires the recognition of right-of-use assets and lease liabilities on the combined consolidated balance sheets for leases with terms greater than 12 months. The Company elected to utilize the package of practical expedients in ASC 842-10-65-1(f) that, upon adoption of ASU 2016-02, allowed entities to (1) not reassess whether any expired or existing contracts are or contain leases, (2) retain the classification of leases (e.g., operating or finance lease) existing as of the date of adoption, and (3) not reassess initial direct costs for any existing lease. Accordingly, adoption of the new standard resulted in recording an operating lease ROU asset and operating lease liability of $393,286 on the combined consolidated balance sheets as of January 1, 2022. Adoption of the standard did not have an impact on the Company’s beginning members’ capital, results from operations, or cash flows.

Operating lease ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. The Company uses its estimated incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments. The operating lease ROU asset also includes any upfront lease payments made and excludes lease incentives and initial direct costs incurred. The Company has elected the practical expedients allowing (1) the short-term lease recognition exemption whereby ROU assets and lease liabilities will not be recognized for leasing arrangements with terms less than one year and (2) the combination of lease and non-lease components and expensing variable payments as rent/lease expense in the period incurred.

The Company leases office space under a non-cancelable operating lease with an original lease term of four years. The lease has one renewal option at the election of the Company to extend the lease for an additional year. The lease renewal option is included in the expected lease term as the Company determined it was reasonably certain to exercise the renewal option upon adoption. The Company does not have any finance leases.

Novo Oil & Gas Holdings, LLC

Notes to Combined Consolidated Financial Statements

Lease expenses are included in general and administrative expense on the combined consolidated statements of operations and include the following components for the year ended December 31, 2022:

Year Ended
Lease Expenses	December 31, 2022
Operating lease cost	$252,480
Variable lease cost	—
Short-term lease costs	2,080,849
Lease costs capitalized in proved oil & gas properties	14,120,442

Total lease cost	$16,453,770

Supplemental information related to the Company’s leases for the year ended December 31, 2022 was as follows:

Cash paid for operating leases	$252,480
Right-of-use assets obtained in exchange for new operating lease liabilities	$393,286
Weighted-average remaining lease term - operating leases	0.58 years
Weighted-average discount rate - operating leases	3.50%

The total future minimum lease payments under non-cancelable operating leases as of December 31, 2022 were as follows:

Year Ended December 31,	Operating Leases
2023	$151,321
2024	—
2025	—

Total future minimum lease payments	151,321
Less imputed interest	(1,751)

Present value of lease liabilities	$149,570

Note 10 – Subsequent Events

Management has evaluated the effects of subsequent events for inclusion and disclosure in the accompanying combined consolidated financial statements through March 31, 2023, the date the accompanying combined consolidated financial statements were available to be issued and is not aware of any subsequent events that would have a material impact on the accompanying combined consolidated financial statements, other than those which have already been disclosed.

During January, February, and March 2023, the Company made distributions to members for a total of $110,000,000 and made additional borrowings on its revolving credit facility of $60,000,000.

Supplementary Information

Novo Oil & Gas Holdings, LLC

Supplemental Schedules about Oil and Natural Gas Producing Properties

(Unaudited)

Costs Incurred

The following tables reflect the costs incurred in oil and gas property acquisition, exploration, and development activities (in thousands):

	Years Ended December 31,
	2022	2021
Property acquisition costs
Proved properties	$800	$—
Unproved properties	10,307	10,364
Exploration costs	174,200	24,475
Development costs	286,268	109,923

Total costs incurred	$471,575	$144,762

Capitalized Costs

Capitalized costs, impairment, and depreciation, depletion and amortization relating to the Company’s oil and gas producing activities, all of which are conducted within the continental United States as of December 31, 2022 and 2021, are summarized below (in thousands):

	Years Ended December 31,
	2022	2021
Oil and natural gas properties, successful efforts method:
Proved properties	$1,083,345	$587,487
Accumulated impairment of proved properties	—	—

Proved properties, net of accumulated impairments	1,083,345	587,487
Unproved properties	60,158	81,428
Accumulated impairment of unproved properties	—	—

Unproved properties, net of accumulated impairments	60,158	81,428

Total oil and gas properties, net of accumulated impairments	1,143,503	668,915
Accumulated depreciation, depletion and amortization	(212,079)	(109,441)

Net oil and gas properties	$931,424	$559,474

Novo Oil & Gas Holdings, LLC

Supplemental Schedules about Oil and Natural Gas Producing Properties

(Unaudited)

Results of Operations

The following table presents the results of operations of crude oil, natural gas, and NGL producing activities (excluding corporate overhead and interest costs) for the periods indicated (in thousands):

	Years Ended December 31,
	2022	2021
Revenues:
Crude oil, natural gas, and NGL sales, net	$663,540	$207,897
Production costs:
Lease operating and workover expenses	45,326	22,143
Exploration expense	808	572
Severance taxes	48,969	12,205

Total production costs	95,103	34,920
Other costs:
Depletion, depreciation, and amortization expense	102,732	40,850
Accretion of asset retirement obligation	119	71

Total other costs	102,851	40,921

Results of operations	$465,586	$132,056

Net Proved Crude Oil, NGLs, and Natural Gas Reserves

For the years ended December 31, 2022 and 2021, the Company utilized Netherland, Sewell and Associates, Inc. in the preparation of its oil and gas reserves. In accordance with Securities and Exchange Commission (SEC) regulations, the reserves as of December 31, 2022 and 2021 were estimated using realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. The Company’s reserves are reported in three streams: crude oil, natural gas, and NGLs.

The SEC has defined proved reserves as the estimated quantities of crude oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating crude oil, natural gas, and NGLs reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering, and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

Novo Oil & Gas Holdings, LLC

Supplemental Schedules about Oil and Natural Gas Producing Properties

(Unaudited)

The following tables provide an analysis of the changes in estimated proved reserve quantities of crude oil, natural gas, and NGLs for the years ended December 31, 2022 and 2021, all of which are located within the United States:

	Year Ended December 31, 2022
	Crude Oil (Bbl)	Natural Gas (Mcf)	Liquids (Bbl)	Total Boe
Proved reserves as of December 31, 2021	35,782	379,080	41,584	140,546
Revisions of previous estimates	(3,780)	(44,852)	8,128	(3,128)
Extensions, discoveries, and other additions	8,253	34,949	6,516	20,594
Production	(3,953)	(30,523)	(4,455)	(13,495)
Sales of minerals in place	—	—	—	—
Purchase of minerals in place	125	1,649	252	652

Proved reserves as of December 31, 2022	36,427	340,303	52,025	145,169

Proved developed reserves
Beginning of year	7,730	99,217	10,606	34,872
End of year	22,003	242,252	35,565	97,944
Proved undeveloped reserves
Beginning of year	28,052	279,863	30,978	105,674
End of year	14,424	98,051	16,460	47,225

	Year Ended December 31, 2021
	Crude Oil (Bbl)	Natural Gas (Mcf)	Liquids (Bbl)	Total Boe
Proved reserves as of December 31, 2020	16,708	216,187	25,114	77,852
Revisions of previous estimates	(266)	27,573	914	5,244
Extensions, discoveries, and other additions	20,990	150,003	17,108	63,099
Production	(1,646)	(14,339)	(1,525)	(5,561)
Sales of minerals in place	(4)	(344)	(27)	(88)
Purchase of minerals in place	—	—	—	—

Proved reserves as of December 31, 2021	35,782	379,080	41,584	140,546

Proved developed reserves
Beginning of year	5,547	71,972	8,064	25,606
End of year	7,730	99,217	10,606	34,872
Proved undeveloped reserves
Beginning of year	11,161	144,215	17,050	52,246
End of year	28,052	279,863	30,978	105,674

For the year ended December 31, 2022, extensions, discoveries, and other additions resulted from the addition of five proved undeveloped locations for 4,407 Boe and 16,187 Boe from 20 new wells drilled.

Novo Oil & Gas Holdings, LLC

Supplemental Schedules about Oil and Natural Gas Producing Properties

(Unaudited)

For the year ended December 31, 2021, extensions, discoveries, and other additions resulted from the addition of 44 proved undeveloped locations for 62,035 Boe and 1,064 Boe from eight new wells drilled.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Crude Oil, NGLs, and Natural Gas Reserves

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil, NGLs, and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties, and consideration of expected future economic and operating conditions. Future cash inflows and production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated future reserve quantities. The following prices, as adjusted for transportation, quality, and basis differentials, were used in the calculation of the standardized measure:

	2022	2021
Oil (per Bbl)	$95.04	$65.20
Natural gas (per Mcf)	$4.79	$2.48
NGLs (per Bbl)	$35.92	$31.16

The estimates of future cash flows and future production and development costs as of December 31, 2022 and 2021 are based on realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions, and other factors affecting the price received at the delivery point. All realized prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. Any effect from the Company’s commodity hedges is excluded. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the “as of date” forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes, and abandonment costs after salvage. Future income tax expenses would have been computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil, NGLs, and natural gas reserves, less the tax basis of the Company’s oil and natural gas properties. The estimated future net cash flows are then discounted at a rate of 10%.

The following table presents the standardized measure of discounted future net cash flows relating to proved oil, NGLs, and natural gas reserves for the periods presented:

	December 31,
In thousands	2022	2021
Future cash inflows	$6,960,907	$4,568,970
Future production costs	(2,024,200)	(1,218,371)
Future development and abandonment costs	(306,833)	(389,289)
Future income taxes	(7,434)	(5,685)

Future net cash flows	4,622,440	2,955,625
10% annual discount for estimated timing of cash flows	(1,704,692)	(1,270,307)

Standardized measure of discounted future net cash flows	$2,917,748	$1,685,318

Novo Oil & Gas Holdings, LLC

Supplemental Schedules about Oil and Natural Gas Producing Properties

(Unaudited)

It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of the Company’s proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, prices, and costs as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil, NGLs, and natural gas reserves for the periods presented:

	December 31,
	2022	2021
Standardized measure of discounted future net cash flows at January 1	$1,685,318	$196,051
Net change in prices and production costs	875,788	769,871
Changes in estimated future development and abandonment costs	(58,408)	42,004
Sales of crude oil and natural gas produced, net of production costs	(568,673)	(172,669)
Extensions, discoveries and improved recoveries, less related costs	543,472	801,242
Purchases of minerals in place	15,680	—
Divestitures of minerals in place	—	(137)
Revisions of previous quantity estimates	(44,894)	78,659
Development costs incurred during the period	184,375	4,497
Change in income taxes	(1,465)	(2,090)
Accretion of discount	168,842	19,707
Change in timing of estimated future production and other	117,713	(51,817)

Net change	1,232,430	1,489,267
Standardized measure of discounted future net cash flows at December 31	$2,917,748	$1,685,318

Estimates of economically recoverable oil, NGLs, and natural gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are, to some degree, subjective and may vary considerably from actual results. Therefore, actual production, revenues, development, and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil, NGLs, and natural gas may differ materially from the amounts estimated.